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Exhibit 10.2

                                     AGREEMENT

     This Agreement is made and entered into as of the 31st day of January, 1999 between Mr. Richard C. Stone and Cogeneration Corporation of America (CogenAmerica or Corporation), a Delaware corporation.

                                    I.  RECITALS

     A. Mr. Stone is and has been employed by CogenAmerica as an at-will employee since September, 1997 and currently holds the position of Vice President, Business Development. He desires continued employment in this capacity.

     B. The purpose of this Agreement is to set forth certain terms and conditions under which Mr. Stone and CogenAmerica will continue their employment relationship, to protect the interests of CogenAmerica in Confidential Information, and to provide sufficient opportunity for CogenAmerica to continue its operations without disruption in the event of the termination or diminishment of salary of Mr. Stone's employment.

                                   II.  AGREEMENT

     In consideration of the recitals stated above and the mutual promises made below, the parties agree as follows:

     1. AT-WILL STATUS. Mr. Stone's employment continues to be at-will. This means that his employment may be terminated at any time, for any reason, with or without cause and that Mr. Stone has no obligation to continue as an employee of CogenAmerica notwithstanding any provision of this Agreement.

     2. COMPENSATION AND BENEFITS. CogenAmerica shall pay Mr. Stone such base salary and incentives as may be separately agreed upon from time to time, but not less than the rates for salary and incentives in effect on the date of this Agreement, and shall provide such vacation, holiday,

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medical and other benefits as are provided by CogenAmerica.  The benefits provided by CogenAmerica to its employees are subject to change from time to time at the discretion of CogenAmerica with or without prior notice.

     3. SEVERANCE PAY. CogenAmerica will pay Mr. Stone severance pay in an amount equal to six (6) months of his/her current base salary, less applicable state and federal tax withholdings and other customary payroll deductions, if CogenAmerica terminates his/her employment or diminishes his/her salary before January 31, 2000. This payment will be made by mailing checks in the appropriate amount to Mr. Stone at 4557 Medina Lake Drive, Medina, MN 55340 on a monthly basis for six (6) months from the date of termination. However, CogenAmerica shall have no obligation to provide severance pay to Mr. Stone (a) in the event that (1) he resigns from employment at any time, (2) the Corporation terminates his employment for gross negligence, willful misconduct or failure to perform his duties in a professional manner after written notice specifying the nature of such failure and a reasonable period to cure such failure is given, or (3) the Corporation terminates his employment subsequent to January 31, 2000, or (b) as provided in paragraph 9 of this Agreement.

     4.   NON-COMPETE.

     (a) So long as severance payments are being made, Mr. Stone agrees not to accept employment with any competitor of CogenAmerica. For purposes of this paragraph 4(a), a competitor of CogenAmerica shall mean any person or entity engaged, wholly or partly, in the business of developing, financing, owning, operating or maintaining cogeneration or other electric power generation facilities or projects in the United States of America.

     (b) For as long as Mr. Stone is employed by CogenAmerica and for a period of one (1) year from the date of the termination of his/her employment with the Corporation, Mr. Stone will

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not, either directly or indirectly, alone or in conjunction with any other party, divert or appropriate, or attempt to divert or appropriate, any CogenAmerica Project Opportunity. A CogenAmerica Project Opportunity means any and all of, but only, the following: a project or opportunity to develop a project on which CogenAmerica was actively working as of Mr. Stone's date of termination and as to which CogenAmerica has not been eliminated from pursuing.

     CogenAmerica will provide Mr. Stone with a list of projects meeting the above criteria promptly following the date of Mr. Stone's termination. Mr. Stone will have 30 days after his receipt of such list to notify CogenAmerica of any projects or project opportunities included on the list that Mr. Stone does not believe meet the above criteria for CogenAmerica Project Opportunity. CogenAmerica will consider his objections in good faith and then reissue the list of CogenAmerica Project Opportunities, omitting any projects or project opportunities that CogenAmerica agrees do not meet the above criteria. The reissued list (or in the case of no objections within the above 30 day disagreement period, the original list) will be the final list of CogenAmerica Project Opportunities.

     Mr. Stone acknowledges that he has carefully considered the restrictions set forth in the preceding paragraphs, and that the restrictions are reasonable and that they will not unduly restrict him from finding other employment.

     5. DUTY OF LOYALTY AND CONFLICT OF INTEREST. By signing this Agreement Mr. Stone acknowledges and confirms that for the period employed by the Corporation that he will expend his best efforts, substantially all of his business time, and his full cooperation to perform and discharge the duties of his position with CogenAmerica. He will not engage in any business or professional activities which conflict with his duties on behalf of CogenAmerica and shall promptly disclose to its President any potential conflict.

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     6.   NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.  Mr. Stone
agrees that unless he first obtains the written consent of CogenAmerica's President, he shall not disclose or use at any time either during or for a period of two years after his employment by CogenAmerica, any Confidential Information (as defined below) of which he becomes aware, except to the extent such disclosure or use is required in the performance of his duties for CogenAmerica. He shall follow all procedures established by CogenAmerica to safeguard Confidential Information and to protect it against disclosure or misuse. Confidential Information is defined as all confidential technical, financial and other CogenAmerica project related information other than information that: (a) is in the public domain at the time of disclosure; (b) is known, or becomes known, to the public from a source other than Mr. Stone; or (c) is legally required to be disclosed by judicial or other governmental action.

     7. CONFIDENTIALITY OF AGREEMENT. Mr. Stone agrees that unless he first obtains the written consent of CogenAmerica's President, he will not disclose the terms and conditions of this Agreement to any individual or entity, except his spouse, attorneys, accountants, tax consultants, state and federal tax authorities or as may be required by law.

     8. RECORDS, DOCUMENTS, AND PROPERTY. When his employment with CogenAmerica terminates, Mr. Stone will return to CogenAmerica all records, correspondence, and documents in his possession at that time, which contain Confidential Information. Mr. Stone will also return to CogenAmerica all property of the Corporation, including any corporate credit cards and air travel cards he may have.

     9. REMEDY FOR BREACH. Mr. Stone acknowledges that failure to comply with paragraphs 4(b), 5, 6, 7 and/or 8 may irreparably harm CogenAmerica and that, in the event that he violates or threatens to violate any of these paragraphs, CogenAmerica or its successors or assigns shall be

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entitled to injunctive relief in any court of competent jurisdiction and that he will be obligated to pay all costs incurred by CogenAmerica in securing legal or equitable relief, including, but not limited to reasonable attorneys' fees and court costs if CogenAmerica is successful or prevails in its legal action. If CogenAmerica is unsuccessful, CogenAmerica will be responsible for Mr. Stone's costs, including but not limited to reasonable attorney's fees and court costs. Mr. Stone also acknowledges that in the event of a breach of paragraphs 4 (b), 5, 6, 7 and/or 8 he will not receive any of the severance payments described in paragraph 3 of this Agreement.

     10. ENTIRE AGREEMENT. This agreement contains the entire understanding between the parties with respect to this subject matter and supersedes all oral agreements and negotiations between the parties on this subject matter. Any amendments, modifications or waivers of the provisions of this Agreement shall be valid only when they have been reduced to writing and duly signed by the parties. The terms of this Agreement shall not be deemed to have been waived by oral agreement, course of performance or by any other means other than a written agreement expressly providing for such waiver.

     11. VOLUNTARY AND KNOWING ACTION. Mr. Stone acknowledges that he has read and understands the terms of this Agreement and that he is voluntarily entering into this Agreement. He acknowledges that this Agreement is intended to be a legally binding document and that he has had ample opportunity to consult with a competent attorney before agreeing to its terms.

     12. INVALIDITY. If any one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired.

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     13.  NO IMPLIED WAIVER.  Should CogenAmerica fail to immediately exercise its right to enforce any provision of this Agreement, such action shall not be construed as a waiver of its right to enforce any and all of its rights at a later date.

     14. NON-ASSIGNMENT. The Agreement shall not be assigned by Mr. Stone without the prior written consent of the President of CogenAmerica

     15. MODIFICATION BY COURT. If the scope of any provision of this Agreement is too broad to permit enforcement of the provision to its full extent, the parties agree that the provision shall be enforced to the maximum extent allowed by law and modified by a court of competent jurisdiction in any proceeding to enforce the provision.

     16. GOVERNING LAW. This Agreement will be construed and interpreted in accordance with the laws of the State of Minnesota.

     17. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. By signing below Mr. Stone acknowledges that he has received a copy of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COGENERATION CORPORATION                EMPLOYEE
    OF AMERICA

By:
    -------------------------------     ------------------------------------
    Julie A. Jorgensen                  Richard C. Stone
    Its President & CEO




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